EXHIBIT 10.43
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated December 14, 2009 (the “Agreement”), is made and entered into by and between NexMed, Inc., a Nevada corporation (the “Company”), and Bassam Damaj, Ph.D. (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into this Agreement in connection with the Company’s acquisition of Bio-Quant, Inc. pursuant to that certain Agreement and Plan of Merger by and among the Company, BQ Acquisition Corp., Bio-Quant, Inc. and certain other parties thereto (the “Merger Agreement”);

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders for the Company to employ Executive during the term of this Agreement; and

WHEREAS, Executive is willing to accept his employment with the Company on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.
Term of Employment.  Subject to the terms and conditions set forth in Section 6 of this Agreement, Executive’s employment with the Company shall be “at will,” and the Company and Executive shall each have the right to terminate Executive’s employment hereunder.  The term of Executive’s employment hereunder is referred to herein as the “Employment Term.”

2.	Position.

(a)
During the Employment Term, Executive shall be employed by the Company as President and Chief Executive Officer, and shall have such duties, authority, and responsibility as are commensurate with his position, subject to the direction of the Company’s Board of Directors (the “Board”).

(b)
During the Employment Term, Executive shall devote all of his business time and attention to the performance of his duties hereunder faithfully and to the best of his abilities and shall not undertake employment with, or participate in, the conduct of the business affairs of any other person, corporation, or entity; provided, that nothing shall preclude Executive from (i) with the prior approval of the Board, serving as a director, trustee or member of another business organization or (ii) participating in the affairs of any recognized charitable organizations, or in any community affairs, of Executive’s choice.

(c)
Executive’s duties hereunder shall be performed for the Company worldwide, with principal business activities expected to be at the Company’s offices in East Windsor, New Jersey and/or San Diego, California.

3.	Compensation.

(a)
Base Salary.  During the Employment Term, the Company shall pay Executive a base salary, subject to increase at the discretion of the Board, at the initial annual rate of $300,000 (the “Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices.

(b)
Annual Bonus.  With respect to each calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (the “Bonus”) in an amount not to exceed 65% of Executive’s annual Base Salary.  The amount of the Bonus shall be determined by the Board, or the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, based upon the achievement by the Company of objective performance measures established and determined by the Board or the Compensation Committee in consultation with Executive no later than the end of the first month of such calendar year; it is agreed that one of such objective performance measures shall be the payment to Executive of a bonus of $100,000 each year for every $1 million in revenue growth realized through non-acquisition and non-licensing activities achieved during such year.  The Bonus, if any, with respect to each calendar year in the Employment Term shall be paid as promptly as practicable following the delivery of the Company’s audited financial statements for such year, but not later than March 15 of the calendar year following the calendar year for which the Bonus is payable.  Unless otherwise stated herein, the Bonus shall not accrue until the date on which it is paid, and Executive must be employed on the date the Bonus is paid in order to receive the Bonus.

(c)	Stock Option Grant; Equity Awards.

(i)
Subject to approval by the Board or the Compensation Committee and subject to stockholder approval of an increase in the number of shares authorized for issuance under the Company’s 2006 Stock Incentive Plan, the Company shall grant to Executive an award for 1,500,000 shares of restricted stock (the “Award”). The Award shall vest with respect to 300,000 shares on the first anniversary of employment, 500,000 shares on the second anniversary of employment and the remaining 700,000 shares on the third anniversary of employment.  All unvested shares underlying the Award shall vest immediately upon (i) a “Change in Control,” as defined in Appendix A, (ii) Executive’s termination without Cause pursuant to Section 6(c) or (iii) Executive’s resignation for Good Reason pursuant to Section 6(d).

(ii)
In addition, the Compensation Committee shall consider annually whether to grant any equity-based compensation awards to the Executive in accordance with the terms and subject to the conditions of the Company’s equity compensation plans.

4.
Employee Benefits.  During the Employment Term, Executive shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any of its subsidiaries, in any and all of the following plans, programs, and policies in effect at the time: (i) pension, profit sharing, savings, and other retirement plans and programs, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs, (iii) stock option and stock purchase plans and programs, (iv) accidental death and dismemberment protection plans and programs, (v) travel accident insurance plans and programs, (vi) vacation policy (Executive shall have six weeks of paid vacation per calendar year), and (vii) other plans and programs sponsored by the Company or any subsidiary for employees or executives generally, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs.  Nothing in this Agreement shall preclude the Company or any of its subsidiaries or affiliates from terminating or amending any employee benefit plan or program from time to time after the date of this Agreement.

5.
Business Expenses and Perquisites.  The Company shall reimburse to Executive, or pay directly, all reasonable expenses incurred by Executive in connection with the business of the Company, and its subsidiaries and affiliates, including but not limited to business-class travel, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company’s policy.

6.
Termination.  Subject to this Section 6, either party may terminate this Agreement at any time and from time to time.  In the event of the termination of Executive’s employment, the Employment Term shall end on the day of such termination.

(a)
By the Company for Cause. The Company may, for Cause, terminate Executive’s employment hereunder at any time by written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean Executive’s (i) engaging in fraud against the Company or misappropriation of funds of the Company, (ii) disregard or failure to follow specific and reasonable directives of the Board, (iii) willful failure to perform his duties as President and Chief Executive Officer of the Company, (iv) willful misconduct resulting in material injury to the Company, (v) violation of the terms of the Confidential Information and Intellectual Property Agreement between Executive the Company referred to in Section 11 below, (vi) conviction of, or Executive’s plea of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, or (vii) material breach (not covered by clauses (i) through (vi) of this paragraph) of any of the other provisions of this Agreement; provided, that, in the case of subclauses (ii), (iii) or (vii), Cause shall not exist if the act or omission deemed to constitute Cause is cured (if curable) by Executive within thirty (30) days after written notice thereof to Executive by the Company.  For purposes of the foregoing, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive other than in good faith, and without reasonable belief that his action or omission was in furtherance of the interests of the Company.

In the event of the termination of Executive’s employment under this Section 6(a) for Cause, the Employment Term shall end on the day of such termination and the Company shall pay to Executive, no later than the payroll cycle following Executive’s termination, in one lump sum: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation due to Executive at the date of such termination; and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(b)
Disability or Death.  If Executive should suffer a Permanent Disability, the Company may terminate Executive’s employment hereunder upon ten (10) or more days’ prior written notice to Executive.  If Executive should pass away during the term of this Agreement, Executive’s employment shall be deemed terminated on his date of death.  For purposes of this Agreement, a “Permanent Disability” shall be deemed to have occurred only when Executive has qualified for benefits (including satisfaction of any applicable waiting period) under the Company’s or a subsidiary’s long-term disability insurance arrangement.  In the event of the termination of Executive’s employment hereunder by reason of Permanent Disability or death, the Employment Term shall end on the day of such termination and the Company shall pay, no later than the payroll cycle following Executive’s termination, to Executive or Executive’s legal representative (in the event of Permanent Disability), or any beneficiary or beneficiaries designated by Executive to the Company in writing, or to Executive’s estate if no such beneficiary has been so designated (in the event of Executive’s death), a single lump sum payment of: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination; (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

In addition, upon a termination under this Section 6(b), and upon the satisfaction of the conditions set forth herein: (1) Executive shall receive a pro rata Bonus for the calendar year in which such termination occurs, equal to the Bonus he would have received, to the extent all criteria for such a Bonus have been met (with the exception of the requirement that Executive be employed on the date the Bonus is to be paid), for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365.  Said pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the Bonus is payable; (2) Executive shall receive any unpaid Bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that Executive be employed on the date the Bonus is to be paid).  Said Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; and (3) all of Executive’s outstanding but unvested equity awards granted pursuant to Section 3(c) of this Agreement shall vest immediately.  The payment of any Bonus pursuant to clause (1) or clause (2) above and the acceleration of Executive’s options and stock pursuant to clause (3), are conditioned upon Executive (or his legal representative) signing a release in favor of the Company, as provided for in Section 6(f).

(c)
By the Company without Cause.  The Company may, without Cause, terminate Executive’s employment hereunder at any time upon ten (10) or more days’ written notice to Executive.  The Company, in its sole discretion, may provide the Executive with ten (10) days’ pay in lieu of notice.  In the event Executive’s employment is terminated pursuant to this Section 6(c), the Employment Term shall end on the day of such termination and the Company shall pay to Executive, no later than the payroll cycle following Executive’s termination, in one lump sum: (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

In addition, upon a termination under this Section 6(c) and upon the satisfaction of the conditions set forth herein: (1) Executive shall receive a pro rata Bonus for the calendar year in which such termination occurs, equal to the Bonus he would have received, to the extent all criteria for such a Bonus have been met (with the exception of the requirement that Executive be employed on date the Bonus is to be paid), for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365.  Said pro-rata Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the Bonus is payable; (2) Executive shall receive any unpaid Bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the Executive being employed on the date the Bonus is to be paid).  Said Bonus shall be paid at the same time as the Bonus would have been paid had Executive remained employed by the Company through the date of payment; (3) all of Executive’s outstanding but unvested equity awards granted pursuant to Section 3(c) of this Agreement shall vest immediately; and (4) the Company shall pay Executive an amount equal to twelve months of Executive’s Base Salary at the time of such termination (the “Severance”).  The payment of any Bonus pursuant to clause (1) or clause (2) above and the acceleration of Executive’s options and stock pursuant to clause (3), are conditioned upon Executive signing a release in favor of the Company, as provided for in Section 6(f), and the Severance shall be payable in a single lump sum within 60 days after the effective date of termination of the Employment Term, subject to Executive’s execution, delivery and non-revocation of a release in favor of the Company, as provided for in Section 6(f).

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(d)
Resignation by Executive for Good Reason. If any of the events described below occurs during the Employment Term, Executive may terminate Executive’s employment hereunder for Good Reason by written notice to the Company identifying the event or omission constituting Good Reason not more than one (1) month following the occurrence of such event and, in the case of subclauses (ii), (iii), or (iv) below, a failure by the Company to cure such act or omission within thirty (30) days after receipt of such written notice.  In the event that Executive elects to terminate employment pursuant to this Section 6(d), the Employment Term and Executive’s employment hereunder will be terminated effective as of the later of thirty-one (31) days after the Company’s receipt of Executive’s notice of termination or thirty-one (31) days after the event, and Executive’s resignation for Good Reason pursuant to this Section 6(d) shall be treated for all purposes as a termination without Cause pursuant to Section 6(c) and the provisions of Section 6(c) shall apply to such termination, including the payment of Severance.  The occurrence of any of the following events without Executive’s consent shall permit Executive to terminate Executive’s employment for “Good Reason” pursuant to this Section 6(d):

(i)	A “Change in Control” (as defined in Appendix A attached hereto) occurs;

(ii)	The failure by the Company to observe or comply in any material respect with any of the material provisions of this Agreement;

(iii)	A material diminution in Executive’s duties;

(iv)
The assignment to Executive of duties that are materially inconsistent with Executive’s duties or that materially impair Executive’s ability to function as the President and Chief Executive Officer of the Company; or

(v)
The relocation of Executive’s primary office from a location that is more than 50 miles from both (a) the Company’s executive office that constitutes Executive’s primary office location at the time of relocation and (b) Executive’s primary residence at the time of such relocation.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(e)
By Executive without Good Reason.  Executive may terminate the Employment Term and Executive’s employment hereunder at any time without Good Reason upon thirty (30) days advance written notice to the Company.  In the event Executive’s employment is terminated pursuant to this Section 6(e), the Company shall pay to Executive, no later than ten (10) days after the last day of Executive’s employment, in one lump sum, the sum of (i) any accrued but unpaid Base Salary, less applicable deductions, including salary in respect of any accrued and accumulated vacation, due to Executive at the date of such termination, and (ii) any amounts owing, but not yet paid, pursuant to Section 5 hereof.

Except as specifically set forth in Section 9 hereof, the Company shall have no further obligations to Executive under this Agreement.

(f)
Release.  Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments and benefits to which Executive is entitled under Section 6(b), 6(c) or 6(d), with the exception of accrued salary, accrued vacation payments, and payments pursuant to Section 5 of this Agreement, are conditioned upon and subject to Executive’s first executing a general waiver and release (and the expiration of any associated revocation period), in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company, and related entities and individuals.

7.	Required Postponement for Specified Executives.

(a)
Specified Executive Delay.  Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and if Executive is considered a Specified Executive (as defined herein) and payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within five days after the end of the six-month period.  If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(b)
“Specified Executive” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee of the Board or its delegate.  The determination of Specified Executives, including the number and identity of persons considered officers and the identification date, shall be made by the Compensation Committee or its delegate in accordance with the provisions of section 409A of the Code and the regulations issued thereunder.

8.
No Mitigation; Employee Benefit Plans.  Executive shall not be required to mitigate amounts payable to him under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts payable to Executive under this Agreement on account of Executive’s subsequent employment.  Amounts payable to Executive under this Agreement shall not be offset by any claims that the Company may have against Executive, and such amounts payable to Executive under this Agreement shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense, or other right that the Company may have against Executive or others; provided, however, that payments made to Executive as a result of the termination of Executive’s employment hereunder shall not be considered as includible compensation with respect to any employee benefit plans maintained by the Company, except to the extent otherwise required by law.

9.
Indemnification.  In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of Executive’s employment with, or serving as an officer of, the Company, the Company shall indemnify and hold Executive harmless, and defend Executive to the fullest extent authorized by the laws of the state in which the Company is incorporated, as the same exist and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments, and settlements (collectively the “Claims”), including all expenses incurred or suffered by Executive in connection therewith (excluding, however, any legal fees incurred by Executive for Executive’s own counsel, except as otherwise provided in this Section 9, and excluding any Proceedings initiated by executive), and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company hereunder, and shall inure to the benefit of Executive’s heirs, executors, and administrators; provided, however, that Executive promptly gives written notice to the Company of any such Claims (although Executive’s failure to promptly give notice shall not affect the Company’s obligations under this Section 9 except to the extent that such failure prejudices the Company or its ability to defend such Claims).  The Company shall have the right to undertake, with counsel or other representatives of its own choosing, the defense or settlement of any Claims.  In the event that the Company shall fail to notify Executive, within ten days of its receipt of Executive’s written notice, that the Company has elected to undertake such defense or settlement, or if at any time the Company shall otherwise fail to diligently defend or pursue settlement of such Claims, then Executive shall have the right to undertake the defense, compromise, or settlement of such Claims, in which event the Company shall hold Executive harmless from any legal fees incurred by Executive for Executive’s counsel.  Neither Executive nor the Company shall settle any Claims without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.  In the event that the Company submits to Executive a bona fide settlement offer from the claimant of Claims (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to Executive a release from all liability in respect of such Claims), and Executive refuses to consent to such settlement, then thereafter the Company’s liability to Executive for indemnification hereunder with respect to such Claims shall not exceed the settlement amount included in such bona fide settlement offer, and Executive shall either assume the defense of such Claims or pay the Company’s attorneys’ fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Claims.  Regardless of which party is conducting the defense of any such Claims, the other party, with counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the party conducting the defense of such Claims and its counsel or other representatives concerning such Claims and Executive and the respective counsel or other representatives shall cooperate with respect to such Claims.  The party conducting the defense of any such Claims and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of such Claims and any matters relating thereto.  Executive and the Company shall provide to the other such records, books, documents, and other materials as shall reasonably be necessary for each to conduct or evaluate the defense of any Claims, and will generally cooperate with respect to any matters relating thereto.  This Section 9 shall remain in effect after this Agreement is terminated, regardless of the reasons for such termination.  The indemnification provided to Executive pursuant to this Section 9 shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the By-Laws of the Company; in this regard, it is intended that this Agreement shall expand and extend Executive’s rights to receive indemnification.

10.
Withholding.  The Company shall have the right to deduct and withhold from all payments to Executive hereunder all payroll taxes, income tax withholding and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

11.
Additional Agreements.  As a condition to his employment hereunder, Executive shall execute and deliver to the Company a Confidential Information and Intellectual Property Agreement in the form attached hereto as Exhibit A, which shall be incorporated herein by reference.

12.	Non-Assignability. Executive’s rights and benefits hereunder are personal to Executive, and shall not be alienated, voluntarily or involuntarily assigned, or transferred.

13.
Binding Effect.  This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs.  In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successor(s) in interest.  None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or Executive’s beneficiary or beneficiaries, nor shall Executive or any such beneficiary or beneficiaries have any right to transfer or encumber any right or benefit hereunder.

14.	Entire Agreement; Modification.

(a)
This Agreement supersedes all prior agreements between the Company and Executive relating to the subject matter hereof, with the exception of the Confidential Information and Intellectual Property Agreement.  This Agreement sets forth the entire understanding among the parties hereto with respect to the subject matter hereof, may not be changed orally, and may be changed only by an agreement in writing signed by the parties hereto.

(b)
Executive acknowledges that from time to time, the Company may establish, maintain and distribute manuals, handbooks or personnel policies, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures.  Such manuals, handbooks and statements are intended only for general guidance.  No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any manual or handbook or personnel policies), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Executive.

15.
Notices.  All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, with proof of the time and date of receipt retained by the transmitter; or by hand-delivery properly receipted.  The actual date of receipt as shown by the return receipt therefore, the facsimile transmission sheet, or the hand-delivery receipt, as the case may be, shall determine the date on which (and, in the case of a facsimile, the time at which) notice was given.  All payments required hereunder by the Company to Executive shall be sent postage prepaid, or, at Executive’s election, shall be transferred to Executive electronically to such bank account as Executive may designate in writing to the Company, including designation of the applicable electronic address.  The foregoing items (other than any electronic transfer to Executive) shall be addressed as follows (or to such other address as the Company and Executive may designate in writing from time to time):

To the Company:
NexMed, Inc.
89 Twin Rivers Drive
East Windsor, NJ 08520
Fax: 609-426-9116
Attention: Chairman

To Executive:
Bassam Damaj, Ph.D.
c/o Bio-Quant, Inc.
6330 Nancy Ridge Drive, Suite 103
San Diego, California 92121
Fax: 1-858-866-0482

16.
Section 409A of the Code.  This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, to the extent applicable.  Accordingly, all provisions herein, or incorporated herein by reference, shall be construed and interpreted to comply with section 409A of the Code and any applicable exceptions thereunder.  Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  As used in the Agreement, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of section 409A of the Code and the regulations promulgated thereunder.  For purposes of section 409A, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments.  Any amounts payable solely on account of an involuntary separation from service of Executive within the meaning of section 409A of the Code shall be excludible from the requirements of section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent.  All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

17.
Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced according to, the domestic laws of the State of California without giving effect to the principles of conflict of laws thereof, or such principles of any other jurisdiction, which could cause the application of the substantive law of any jurisdiction other than the State of California.  The Company and Executive agree that the state or federal courts located in San Diego, California shall have exclusive jurisdiction to hear and determine any dispute which may arise under this Agreement.

18.
Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of the Agreement shall be severable and enforceable to the extent permitted by law.

19.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

20.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Bassam Damaj
Bassam Damaj, Ph.D.

NEXMED, INC.

By:	/s/ Vivian H. Liu
Name:	Vivian H. Liu
Title:	Executive Vice President

APPENDIX A

Change in Control

For the purpose of this Agreement, a “Change in Control” shall be deemed to have taken place if:

A. Individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that, no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

B. Any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Voting Securities”); provided, however, that, the event described in this paragraph B shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any subsidiary of the Company in which the Company owns more than 50% of the combined voting power of such entity (a “Subsidiary”), (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding the Company’s Voting Securities pursuant to a public offering of such Voting Securities, (iv) pursuant to a Non-Qualifying Transaction (as defined in paragraph C immediately below), (v) pursuant to any acquisition by Executive or by any Person which is an “affiliate” (within the meaning of 17 C.F.R. § 230.405) of Executive (an “Excluded Person”);

C. The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the “Parent Corporation”), is represented by the Company’s Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Company’s Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company’s Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no Person (other than (A) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation or (B) an Excluded Person is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

D. A sale of all or substantially all of the Company’s assets, other than to an Excluded Person;

E. The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

F. Such other events as the Board may designate.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur (i) solely as a result of the Closing or any of the transactions contemplated under the Merger Agreement or (ii) solely because any person acquires beneficial ownership of more than 50% of the Company’s Voting Securities as a result of the acquisition of the Company’s Voting Securities by the Company which reduces the number of the Company’s Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

EXHIBIT A

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

NEXMED, INC.

Employee Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by NexMed, Inc. (the “Company”), I agree as follows:

1.           Proprietary Information.  I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as:  (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2.           Recognition of Company’s Rights.  I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company.  I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information.  I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.           Rights of Others.  I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Proprietary Information.  I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4.           Commitment to Company; Avoidance of Conflict of Interest.  While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company.  I will advise the president of the Company (or, if I am an executive officer of the Company, the Company’s Board of Directors) or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company.  I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.           Developments.  I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment.  I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of  the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”).  If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

As required pursuant to Section 2872 of the California Labor Code, I acknowledge that the Company has notified me that the provisions of this paragraph 5 do not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.  Specifically, such provisions do not apply to, and I am not required to transfer to the Company, any invention developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed by the Employee for the Company.  However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6.           Documents and Other Materials.  I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.           Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments.  I will sign, both during and after the term of this Agreement,  all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8.           Non-Solicitation.  During my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not, directly or indirectly, in any manner, other than for the benefit of the Company, solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason.  I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.           Government Contracts.  I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

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10.           Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.           Remedies upon Breach.   I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose.  Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

12.           Use of Voice, Image and Likeness.   I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13.           Publications and Public Statements.  I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information.  To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14.           No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.  I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

15.           Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.  The Company will have the right to assign this Agreement to its affiliates, successors and assigns.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

16.           Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

17.           Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18.           Interpretation.  This Agreement will be deemed to be made and entered into in the State of California, and will in all respects be interpreted, enforced and governed under the laws of the State of California.  I hereby agree to consent to personal jurisdiction of the state and federal courts situated within San Diego County, California for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

[End of Text]

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.  BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:
(Employee’s full name)

Type or print name:
Social Security Number:	Date:

EXHIBIT A

To:         NexMed, Inc.

From:     ____________________

Date:  _____________________

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements

See below:

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

None

See below:

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________